EXHIBIT 99.1
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   GREYSTONE LOGISTICS PREPARES TO ENTER THE PLASTIC PALLET LEASE POOL MARKET


Tulsa, OK - July 27, 2006 - Greystone Logistics, Inc. (OTCBB: GLGI ) announced today that Advanced Fiber Products (AFP) of La Crosse, Wisconsin and Greystone have agreed to launch a beta test program involving the lease of a small pool of recycled plastic pallets by Greystone to AFP to be utilized by AFP to ship a portion of its manufactured products in a closed loop system.

Greystone will deliver and track throughout the logistics cycle sufficient quantities of plastic pallets for use in shipping a segment of the AFP fiberglass product. The pallets will stay in a closed loop environment and be continually sent back for reuse. If a pallet is damaged, Greystone will grind the pallet and reutilize the resin. Pallets are used by manufacturers and producers to ship a broad range of products. Over 2 billion pallets are in circulation on a daily basis in the U.S. with over 100 million wooden pallets in lease pools.

"The trend is to outsource the logistical portion of the shipment process. A segment of the supply chain wants an affordable alternative to leased wood pallets that provides consistency and standardization of the platform while being environmentally friendly. Wood pallets have historically been the norm because of the expense of a plastic pallet and the fear of loss of the asset, stated Warren Kruger, Vice Chairman of Greystone. "Closed loops that prevent leakage of the pallet out of the system are perfect candidates for a plastic pallet lease pool. We are pleased to have this initial lease pool opportunity with AFP. Plastic pallets are more hygienic, consistent and durable than wood pallets." Kruger continued, "We plan to work vigorously with AFP to ensure that we successfully meet its needs with this initial lease pool and that we have a firm grasp on the tracking and accounting systems necessary for the potential rollout of larger plastic pallet lease pools."

Forward-Looking Statements

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales or lease of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-KSB for the period ended May 31, 2005, which was filed on September 15, 2005.



CONTACT:    Warren F. Kruger, Vice Chairman
            Corporate Office
            1613 East 15th Street
            Tulsa, Oklahoma  74120
            (918) 583-7441
            (918) 583-7442
            www.greystonelogistics-glgi.com